AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made effective as of _____________, 2014 (the “Effective Date”) between ENTROPIC COMMUNICATIONS, INC. (“Entropic”), and XXXXX (“Employee”) and as of the Effective Date amends, restates and supersedes in its entirety the Amended and Restated Change of Control Agreement previously entered into between Entropic and Employee dated __________, 2009 (the “Prior Agreement”).
RECITALS
A.    Employee is presently employed as the Title of Entropic.
B.    Employee and Entropic desire to memorialize in writing their understanding regarding severance payments and vesting acceleration of stock options and/or other equity arrangements, including shares of restricted stock subject to repurchase options or other restrictions, in the event of a Change of Control.
C.    Employee and Entropic acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein.
AGREEMENT
In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:
1.EFFECT OF CERTAIN TERMINATIONS AFTER CHANGE OF CONTROL.
1.1    Severance Package. If within one (1) year after a Change of Control (as that term is defined below) Employee’s employment is terminated without “Cause,” or Employee resigns for “Good Reason” (each a “Qualifying Termination”), then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in section 1.2 below: (i) Employee will receive a severance payment equal to twelve (12) months of Employee’s Base Salary (as defined below), payable in a single lump sum within ten (10) days following the effective date of the release of claims required by Section 1.2 below, subject to applicable tax withholdings; (ii) Entropic will continue to provide Employee with health, dental and vision benefits by reimbursing the Employee for payment of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums for twelve (12) months following the date of Employee’s Qualifying Termination (the “COBRA Payment Period”), provided that Employee elects to continue and remain eligible for these benefits under COBRA and timely remits the applicable COBRA premium payments and proof of such payments to the Company; and (iii) immediate and full accelerated vesting of all stock options, stock units and other equity arrangements subject to vesting, and release of any repurchase options in favor of Entropic on shares of restricted

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stock to the extent permissible by law. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting equity award that has multiple vesting levels depending upon the level of performance, where the applicable level of performance has not otherwise been determined by the Company’s Board of Directors on or prior to the date of the Qualifying Termination, vesting acceleration shall occur with respect to the number of shares subject to the equity award as if the applicable performance criteria had been attained at 100% of the targeted level. Moreover, the acceleration of vesting provision set forth in this section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in Entropic’s equity incentive plans or any agreements or grant notices thereunder.
“Base Salary” shall mean Employee’s monthly base salary in effect immediately prior to the Employee’s date of termination (including without limitation any compensation that is deferred by Employee into an Entropic-sponsored retirement or deferred compensation plan, exclusive of any employee matching contributions by Entropic associated with any such retirement or deferred compensation plan and exclusive of any other Entropic contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation. For purposes of the Severance Package, Base Salary shall be computed without regard to any reduction in Base Salary that would provide Employee the right to resign for Good Reason pursuant to Section 1.6(c).
Notwithstanding anything to the contrary set forth herein, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee taxable cash amount, which payment shall be made regardless of whether the Employee elects COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments to Employee on the same schedule that the COBRA premiums would otherwise have been required to be paid by Employee to continue coverage. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have reimbursed Employee for payment of COBRA insurance premiums (which amount shall be calculated based on the applicable premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.
1.2    Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) promptly following the Employee’s date of termination (but not more than forty-five (45) days after the Employee’s employment is terminated), Employee executes a full general release, in a form acceptable to Entropic, releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with Entropic, and permits such release to become effective in accordance with its terms.

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1.3    280G. Notwithstanding section 1.1 above, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., earliest granted stock option cancelled last).
The accounting firm engaged by Entropic for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by Entropic is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Entropic shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Entropic shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and Entropic within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or Entropic) or such other time as requested by Employee or Entropic. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and Entropic with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Entropic, except as set forth below.
If, notwithstanding any reduction described in this Section 1.3, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Employee shall be obligated to pay back to Entropic, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to Entropic so that Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with

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respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.
Notwithstanding any either provision of this Section 1.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee’s net after-tax proceeds (calculated as if Employee’s benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then Entropic shall pay to Employee those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Employee pays the Excise Tax so that Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.
1.4    Change of Control. A “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.
1.5    Termination for “Cause.” For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) conviction of, or plea of nolo contendere to, a felony; (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of Entropic; (iii) termination consistent with the provisions and procedures of Entropic’s drug policy; (iv) continued neglect of Employee’s duties in connection with Employee’s employment by Entropic (not due to a physical or mental illness), which continues for at least ten (10) days after written notice of demand for compliance is delivered to Employee by Entropic, which demand identifies the manner in which Entropic believes that Employee has not performed such duties and the steps required to cure such failure to perform; or (v) intentional and willful engagement in misconduct which is materially injurious to Entropic.
Notwithstanding the foregoing clause (iv), Employee may not be terminated for Cause as a result of his failure or inability to perform assigned duties which are substantially inconsistent with his duties and responsibilities in effect during the year preceding the Change of Control (or such shorter period of time as Employee was employed by Entropic).
Notwithstanding the foregoing clauses, Employee’s employment shall not be deemed to be terminated for Cause, and no other action shall be taken by Entropic which is adverse to Employee hereunder unless and until there shall have been delivered to Employee a copy of a statement of the basis for Cause, signed and approved by an officer of Entropic.

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1.6    Voluntary Resignation for “Good Reason.” After a Change of Control, Employee may resign for “Good Reason” upon the occurrence of any of the following conditions without the Employee’s consent; provided however, that any resignation by the Employee due to any of the following conditions shall only be deemed for Good Reason if: (i) the Employee gives the Company written notice of the intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Employee; and (iii) Employee actually resigns employment within the first ninety (90) days after expiration of the Cure Period:
(a)    the assignment to Employee of any duties, or any limitation of Employee’s authority or responsibilities, substantially inconsistent with Employee’s positions, duties, responsibilities and status with Entropic immediately prior to the date of the Change of Control, which includes, but is not limited to a change in position such that Employee is not the ____________________ or the equivalent thereof of the surviving entity in such Change of Control or the parent corporation of such surviving entity in the event the surviving entity is a wholly owned subsidiary of a parent corporation that is the operating entity; provided, however, that in each case such condition shall only constitute Good Reason where such condition also constitutes a material reduction of Employee’s authority, duties or responsibilities as in effect immediately prior to the Change of Control,
(b)    the relocation of the principal place of Employee’s service with Entropic to a location that is more than fifty (50) miles from Employee’s principal place of service with Entropic immediately prior to the date of the Change of Control that requires a one-way increase in Employee’s driving distance of at least thirty (30) miles,
(c)    any material reduction by Entropic of Employee’s base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic with responsibilities, organizational level and title comparable to Employee), or
(d)    any failure by Entropic to continue to provide Employee with the opportunity to participate in any material benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent, which failure constitutes a material reduction in Employee’s base compensation.
1.7    Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder, provided however that neither death nor disability shall be deemed to be Cause for termination. If within one (1) year following a Change of Control the Employee’s employment with Entropic terminates due to the Employee’s death or “Complete Disability,” as defined below, Employee (or Employee’s beneficiaries or estate, as applicable) shall be eligible to receive the Severance Package in Section 1.1, subject to satisfaction of the conditions in Section 1.2 by Employee or Employee’s beneficiaries or estate, as applicable. For purposes of eligibility to receive the Severance Package, “Complete Disability” means Employee is prevented from performing Employee’s duties of employment with the Company by reason of any physical or

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mental incapacity that results in Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.
1.8    Application of Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Employee has a “separation from service” for purposes of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). However, if such exemptions are not available and Employee is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Employee’s separation from service, or (ii) Employee’s death.
2.    AT-WILL EMPLOYMENT. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with Entropic.
3.    NO OTHER SEVERANCE BENEFITS. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice. Employee and Entropic further acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein, including but not limited to the Prior Agreement. Notwithstanding the foregoing, this Agreement shall not supersede the vesting acceleration provisions included in Entropic’s equity incentive plans or any other provisions of Employee’s equity award agreements or the Company’s equity incentive plans that are more beneficial to Employee than this Agreement.
4.    CERTAIN REDUCTIONS. To the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, or any similar state statute, require Entropic to give advance notice or make a payment of any kind to Employee because of Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Agreement shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Employee’s involuntary termination of employment for the foregoing reasons.
5.    GENERAL PROVISIONS.
5.1    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

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5.2    Successors and Assigns. The rights and obligations of Entropic under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his or her estate as provided in section 1.7.
5.3    Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.
5.4    Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.
5.5    Headings. Section headings are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.
5.6    Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of Entropic or to Employee’s residence, as applicable.
5.7    Entry Into This Agreement. This Agreement may be entered into by facsimile and in counterparts, all of which taken together shall be one agreement.
IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the Effective Date.

EMPLOYEE:	ENTROPIC COMMUNICATIONS, INC.

By:
Name:	Title:
Address:	Address:	6290 Sequence Drive
San Diego, CA 92121

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